7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER AND
FISCAL YEAR 2014 FINANCIAL RESULTS

Company Exceeds Quarterly Net Sales, Comparable Store Sales
and Earnings per Share Guidance

Company Declares Quarterly Cash Dividend

Evansville, Indiana, March 18, 2015 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today reported results for the fourth quarter and fiscal year ended January 31, 2015.

Fourth Quarter Highlights

·	Net sales increased $27.3 million to $227.6 million, compared to the fourth quarter of fiscal 2013

·	Comparable store sales increased 9.5 percent in the fourth quarter of fiscal 2014, exceeded the Company’s guidance for the quarter

·	Earnings per diluted share were $0.15, exceeded the Company’s guidance for the quarter

·	Per-store inventories were down 5.0 percent at the end of the quarter, compared to the fourth quarter of fiscal 2013

“We were pleased with our strong comparable store sales performance in the fourth quarter driven by broad based gains across all of our footwear categories.  Although favorable weather played an important role in our strong performance, we believe our key initiatives of national advertising, better brands in our women’s department and aggressive multi-channel initiatives continued to bring new customers to our stores, e-commerce site, and mobile touchpoints,” commented Cliff Sifford, President and CEO.

Fourth Quarter Financial Results

The Company reported net sales increased 13.6 percent to $227.6 million for the fourth quarter of fiscal 2014, compared to net sales of $200.3 million for the fourth quarter of fiscal 2013.  Comparable store sales increased 9.5 percent in the fourth quarter of fiscal 2014.

The gross profit margin for the fourth quarter of fiscal 2014 increased to 28.6 percent compared to 28.5 percent for the fourth quarter of fiscal 2013.  The merchandise margin decreased 0.4 percent while buying, distribution and occupancy expenses decreased 0.5 percent, as a percentage of sales.

Selling, general and administrative expenses for the fourth quarter increased $4.4 million to $60.5 million.  As a percentage of sales, these expenses decreased to 26.6 percent compared to 28.0 percent in the fourth quarter of fiscal 2013.

The Company opened one new store during the fourth quarter of fiscal 2014 compared to three stores in the fourth quarter of fiscal 2013.

Net earnings for the fourth quarter of fiscal 2014 were $3.0 million, or $0.15 per diluted share.  For the fourth quarter of fiscal 2013, the Company reported net earnings of $0.6 million, or $0.03 per diluted share.  Fourth quarter earnings for fiscal 2014 includes approximately $.03 of additional expense within cost of sales attributable to the west coast port congestion.
Fiscal Year 2014 Financial Results

Net sales increased 6.3 percent to $940.2 million for fiscal 2014, as compared to net sales of $884.8 million for fiscal 2013.  Comparable store sales for the 52-week period ended January 31, 2015 increased 1.8 percent.  Net earnings for fiscal 2014 were $25.5 million, or $1.27 per diluted share, compared to net earnings of $26.9 million, or $1.32 per diluted share, in the last fiscal year.

Gross profit increased to $273.7 million in fiscal 2014.  The gross profit margin in fiscal 2014 decreased to 29.1 percent from 29.3 percent in the prior fiscal year.  Merchandise margin remained flat between years while buying, distribution and occupancy costs, as a percentage of sales, increased 0.2 percent.

Selling, general and administrative expenses, as a percentage of sales, were 24.6 percent for fiscal 2014 compared to 24.4 percent last year.  The Company opened 31 stores during fiscal 2014 as compared to 32 stores in the prior year.

Speaking on the results, Cliff Sifford, President and CEO, said, “I am proud of our entire Shoe Carnival team who worked hard to deliver great product and excellent customer service helping us to exceed our fourth quarter guidance and achieve record annual sales.  I am also excited with our customers’ willingness to increasingly embrace our multi-channel shopping experience with increased traffic on-line and in our stores.”

Store Growth

During fiscal 2014, the Company opened 31 new stores and closed seven to end the year at 400 stores.  One store was opened and five were closed in the fourth quarter of fiscal 2014.  Total retail selling space increased to 4.4 million square feet at the end of fiscal 2014 from 4.1 million square feet at the end of fiscal 2013.

Store openings and closings by quarter for the fiscal year were as follows:

	New Stores	Stores Closings
1st quarter 2014	7	1
2nd quarter 2014	16	0
3rd quarter 2014	7	1
4th quarter 2014	1	5
Fiscal year 2014	31	7

The new store opened during the fourth quarter is located in:

City	Market	Total Stores in the Market
Philadelphia, PA	Philadelphia	2

In fiscal 2015, the Company expects to open 18 to 22 new stores, relocate two stores and close 11 stores.  During the first quarter of fiscal 2015, the Company expects to open seven stores, relocate one store and close six stores.  In the first quarter of fiscal 2014, the Company opened seven stores, relocated two stores and one store was closed.

Share Repurchase Program

For the fiscal year ended January 31, 2015, approximately 405,000 shares were repurchased at an aggregate cost of $7.5 million under the Company’s share repurchase program.  On December 11, 2014, the Company’s Board of Directors authorized a new share repurchase program for up to $25 million of its outstanding common stock, effective January 1, 2015.  The new share repurchase program replaced the existing $25 million share repurchase program that was authorized in August 2010, which expired in accordance with its terms on December 31, 2014.

Fiscal 2015 Earnings Outlook

The Company expects fiscal 2015 net sales to be in the range of $977 million to $991 million, with a comparable store sales increase in the range of 1.5 to 3.0 percent.  Earnings per diluted share for the fiscal year are expected to be in the range of $1.40 to $1.48.  This represents an increase of 10 to 17 percent over fiscal 2014 earnings per diluted share of $1.27.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the fourth quarter and fiscal 2014 results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

First Quarter Fiscal 2015 Cash Dividend

The Company announced today that its Board of Directors has approved the payment of a quarterly cash dividend.  The quarterly cash dividend of $0.06 per share will be paid on April 20, 2015, to shareholders of record as of the close of business on April 6, 2015.

Future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company's results of operations, financial condition, business conditions and other factors deemed relevant by the Board of Directors.

Record Date and Date of Annual Shareholder Meeting

The Company also announced that April 10, 2015 has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 11, 2015.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of March 17, 2015, the Company operates 404 stores in 33 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; and our ability to meet our labor needs while controlling costs; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended January 31, 2015	Thirteen Weeks Ended February 1, 2014	Fifty-two Weeks Ended January 31, 2015	Fifty-two Weeks Ended February 1, 2014
Net sales	$227,632	$200,311	$940,162	$884,785
Cost of sales (including buying,
distribution and occupancy costs)	162,519	143,129	666,483	625,468
Gross profit	65,113	57,182	273,679	259,317
Selling, general and administrative
expenses	60,525	56,134	231,826	215,650
Operating income	4,588	1,048	41,853	43,667
Interest income	(3)	(4)	(14)	(12)
Interest expense	41	41	165	173
Income before income taxes	4,550	1,011	41,702	43,506
Income tax expense	1,575	413	16,175	16,635
Net income	$2,975	$598	$25,527	$26,871

Net income per share:
Basic	$0.15	$0.03	$1.27	$1.33
Diluted	$0.15	$0.03	$1.27	$1.32

Weighted average shares:
Basic	19,576	19,949	19,777	19,926
Diluted	19,590	19,949	19,791	19,947

Cash dividends declared per share	$0.06	$0.06	$0.24	$0.24

Financial Note:

Per share amounts for net income purposes are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	January 31, 2015	February 1, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$61,376	$48,253
Accounts receivable	2,928	4,337
Merchandise inventories	287,877	284,801
Deferred income taxes	957	1,208
Other	5,991	3,916
Total Current Assets	359,129	342,515
Property and equipment-net	101,294	90,193
Deferred income taxes	4,227	3,426
Other noncurrent assets	366	717
Total Assets	$465,016	$436,851

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$67,999	$62,671
Accrued and other liabilities	15,123	14,988
Total Current Liabilities	83,122	77,659
Deferred lease incentives	29,908	24,430
Accrued rent	10,505	9,224
Deferred compensation	9,901	8,232
Other	382	434
Total Liabilities	133,818	119,979
Total Shareholders' Equity	331,198	316,872
Total Liabilities and Shareholders' Equity	$465,016	$436,851

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-two Weeks Ended January 31, 2015	Fifty-two Weeks Ended February 1, 2014
Cash flows from operating activities:
Net income	$25,527	$26,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,063	17,428
Stock-based compensation	1,064	3,295
Loss on retirement and impairment of assets	1,104	1,180
Deferred income taxes	(550)	(721)
Lease incentives	8,307	8,112
Other	(1,070)	405
Changes in operating assets and liabilities:
Accounts receivable	1,409	(2,135)
Merchandise inventories	(3,076)	(12,519)
Accounts payable and accrued liabilities	6,838	(4,158)
Other	(1,962)	862

Net cash provided by operating activities	57,654	38,620

Cash flows from investing activities:
Purchases of property and equipment	(33,543)	(30,966)
Proceeds from sale of property and equipment	836	0
Proceeds from notes receivable	250	200

Net cash used in investing activities	(32,547)	(30,766)

Cash flows from financing activities:
Proceeds from issuance of stock	287	278
Dividends paid	(4,828)	(4,867)
Excess tax benefits from stock-based compensation	55	185
Purchase of common stock for treasury	(7,533)	0
Shares surrendered by employees to pay taxes on restricted stock	(55)	(953)

Net cash used in financing activities	(12,074)	(5,357)

Net increase in cash and cash equivalents	13,123	2,497
Cash and cash equivalents at beginning of period	48,253	45,756

Cash and cash equivalents at end of period	$61,376	$48,253